UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: April 9, 2013

Date of earliest event reported: April 5, 2013

Warner Chilcott Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands
Dublin 2, Ireland
(Address of principal executive offices, including zip code)

+353 1 897 2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 5, 2013, one putative class action was filed against Warner Chilcott plc and certain of its subsidiaries (together, the “Company”), Actavis, Inc. and one of its subsidiaries (together, “Actavis”) and Lupin Ltd. and one of its subsidiaries (together, “Lupin”) in the U.S. District Court for the Eastern District of Pennsylvania, and another putative class action was filed against the Company, Actavis and Lupin in the U.S. District Court for the District of New Jersey, in each case by purported indirect purchasers of the Company’s LOESTRIN 24 FE product.

In each complaint, the plaintiffs allege that they paid higher prices for the Company’s LOESTRIN 24 FE product as a result of the Company’s and Actavis’s and/or Lupin’s alleged actions preventing or delaying generic competition in violation of U.S. federal antitrust laws and/or state laws. Plaintiffs seek, among other things, unspecified treble, multiple and/or punitive damages, injunctive relief and attorneys’ fees.

While the Company has not yet been served with the complaints, and no class has been certified, it is reviewing the allegations and intends to vigorously defend itself in the litigation when and if served.  However, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to the timing of any such litigation or whether the Company will be successful in any such defense.  In addition, repetitive class action complaints asserting similar claims and allegations are common in antitrust litigation, and the Company may be subject to additional complaints from plaintiffs of the same or other classes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: April 9, 2013